MUELLER WATER PRODUCTS REPORTS 2022 THIRD QUARTER RESULTS

Increased Net Sales 7.3 percent to $333.2 million
Earned Net Income per Diluted Share of $0.17
Generated Adjusted Net Income per Diluted Share of $0.19

ATLANTA, August 4, 2022 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2022 third quarter ended June 30, 2022, net sales were $333.2 million and net income was $26.5 million.
During the 2022 third quarter, the Company:
•Increased net sales 7.3 percent to $333.2 million as compared with $310.5 million in the prior year quarter.
•Reported operating income of $36.9 million as compared with $42.7 million in the prior year quarter and generated adjusted operating income of $42.0 million as compared with $46.6 million in the prior year quarter.
•Increased net income 84.0 percent to $26.5 million as compared with net income of $14.4 million in the prior year quarter and increased adjusted net income 4.5 percent to $30.5 million as compared with $29.2 million in the prior year quarter.
•Increased net income per diluted share 88.9 percent to $0.17 as compared with $0.09 in the prior year quarter and increased adjusted net income per diluted share 5.6 percent to $0.19 as compared with $0.18 in the prior year quarter.
•Generated adjusted EBITDA of $57.8 million as compared with $62.6 million in the prior year quarter.
•Repurchased $5.0 million of common stock.

“We delivered another quarter of record net sales with a 7.3 percent increase primarily due to continued improvement in price realization across most of our product lines. In addition, order levels remained healthy driven by end market activity. We were pleased that price realization, once again, more than offset inflationary pressures in the quarter leading to a sequential conversion margin greater than 30 percent compared with the second quarter,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.

“We faced many of the same operational headwinds we experienced in our second quarter, including ongoing supply chain disruptions, inflationary pressures and unfavorable manufacturing performance at our foundries. Our teams are focused on improving production levels and operational performance as we manage healthy demand and a record level backlog. With one quarter remaining in 2022, we are pleased to be on track to deliver our second consecutive year of double-digit consolidated net sales growth. We expect to continue to benefit from improved price realization in the fourth quarter and are executing initiatives to manage the operational headwinds.

“As we look beyond 2022, we anticipate delivering better conversion margins with improved manufacturing performance and higher price realization from the pricing actions we have taken this year. With the ongoing economic uncertainty, we will benefit from our strong, flexible balance sheet and our disciplined and balanced cash allocation strategies. Our product portfolio is well positioned for continued growth given accelerating impacts from aging infrastructure, government stimulus focused on repairing water networks and operational improvements. Going forward, we are confident that our growth strategies, capital investments and operational initiatives will enable us to deliver further sales and adjusted EBITDA growth,” Hall concluded.

Consolidated Results
Net sales for the 2022 third quarter increased $22.7 million, or 7.3 percent, to $333.2 million as compared with $310.5 million in the 2021 third quarter. This increase was primarily due to higher pricing across most of our product lines, which was partially offset by a decrease in volumes.
Operating income declined 13.6 percent to $36.9 million for the 2022 third quarter as compared with $42.7 million in the prior year quarter, as benefits from higher pricing were more than offset by higher costs associated with unfavorable manufacturing performance, inflation and warranty obligations.
During the quarter, we recorded a $4.5 million warranty charge at Water Management Solutions and incurred $0.6 million of strategic reorganization and other charges that have been excluded from adjusted results.
Adjusted operating income decreased $4.6 million, or 9.9 percent, to $42.0 million for the 2022 third quarter as compared with $46.6 million in the prior year quarter.
Adjusted EBITDA of $57.8 million decreased $4.8 million, or 7.7 percent, as compared with $62.6 million in the prior year quarter. Adjusted EBITDA margin was 17.3 percent for the 2022 third quarter as compared with 20.2 percent in the prior year quarter.
Segment Results
Water Flow Solutions
Water Flow Solutions’ product portfolio includes iron gate valves, specialty valves and service brass products.
Net sales for the 2022 third quarter increased $18.9 million, or 10.7 percent, to $195.9 million as compared with $177.0 million in the 2021 third quarter. This increase was primarily due to higher pricing that more than offset lower volumes.
Operating income and adjusted operating income for the third quarter 2022 were each $38.1 million. Adjusted operating income decreased $2.1 million, or 5.2 percent, as compared with $40.2 million in the prior year quarter, as benefits from higher pricing were more than offset by higher costs associated with unfavorable manufacturing performance, inflation and SG&A expenses.
Adjusted EBITDA of $45.7 million decreased $2.4 million, or 5.0 percent, as compared with $48.1 million in the prior year quarter. Adjusted EBITDA margin was 23.3 percent for the 2022 third quarter as compared with 27.2 percent in the prior year quarter.

Water Management Solutions
Water Management Solutions’ product and service portfolio includes fire hydrants, repair and installation, natural gas, metering, leak detection, pressure control and software products.
Net sales for the 2022 third quarter increased $3.8 million, or 2.8 percent, to $137.3 million as compared with $133.5 million in the 2021 third quarter. This increase was primarily due to higher pricing and the addition of i2O Water, which were partially offset by lower volumes.
Operating income was $12.0 million for the quarter, which includes the $4.5 million warranty charge. Adjusted operating income of $16.5 million decreased $4.8 million, or 22.5 percent, as compared with $21.3 million in the prior year quarter, as the benefits from higher pricing were more than offset by higher costs associated with unfavorable manufacturing performance, inflation and SG&A expenses.
Adjusted EBITDA of $23.7 million decreased $4.8 million, or 16.8 percent, as compared with $28.5 million in the prior year quarter. Adjusted EBITDA margin was 17.3 percent for the 2022 third quarter as compared with 21.3 percent in the prior year quarter.
Interest Expense, Net
Interest expense, net, for the 2022 third quarter was $4.2 million as compared with $6.8 million in the prior year quarter. The decrease in net interest expense in the quarter primarily resulted from lower interest expense associated with the refinancing of our 5.5 percent Senior Notes with 4.0 percent Senior Notes in May 2021.
Income Taxes
Income tax expense for the 2022 third quarter was $7.1 million, or 21.1 percent of income before tax, as compared with income tax expense in the prior year quarter of $5.6 million, or 28.0 percent of income before tax. The lower effective tax rate for the 2022 third quarter primarily reflects benefits from R&D tax credits.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the nine-month period was $20.5 million as compared with $123.3 million in the prior year. The decrease was primarily driven by higher inventories and payments for other current liabilities including customer rebates, income taxes and employee incentives.
The Company invested $10.7 million in capital expenditures during the third quarter as compared with $15.0 million in the prior year quarter. For the nine-month period, the Company invested $36.7 million in capital expenditures as compared with $46.1 million invested in the prior year.
Free cash flow (defined as net cash provided by (used in) operating activities less capital expenditures) for the nine-month period was $(16.2) million as compared with $77.2 million in the comparable prior year period, primarily due to a decrease in cash provided by operating activities.
As of June 30, 2022, Mueller Water Products had $447.0 million of total debt outstanding and $154.9 million of cash and cash equivalents. The Company’s net debt leverage ratio was 1.4 times. There are no maturities on our debt until June 2029 and the Company’s 4.0 percent Senior Notes have no financial maintenance covenants. Based on June 30, 2022 data, the

Company had approximately $160.7 million of excess availability under its ABL Agreement, bringing its total liquidity to $315.6 million.
Full-Year Fiscal 2022 Outlook
For the full-year fiscal 2022, the Company is narrowing its expectations for consolidated net sales growth to be between 11 and 12 percent as compared with the prior year, which takes into account the current expectations for orders, price realization and end market demand. The Company expects adjusted EBITDA to be comparable to the prior year and to generate positive free cash flow for the full year. These expectations also assume that challenges associated with higher inflation, manufacturing performance and supply chain disruptions continue in the fourth quarter of fiscal 2022.
The Company’s expectations for certain financial metrics for the full-year fiscal 2022 are as follows:
•Total SG&A expenses between $240 million and $245 million.
•Net interest expense between $17 million and $18 million.
•Effective income tax rate between 22 percent and 24 percent.
•Depreciation and amortization between $60 million and $61 million.
•Capital expenditures between $50 million and $55 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Friday, August 5, 2022, at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-834-5839. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking adjusted EBITDA to the comparable GAAP measure, as permitted by Regulation S-K, because certain items, e.g., expenses related to corporate development activities, pension benefits and corporate restructuring, may have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, trend descriptions, environmental/sustainability plans, go-to-market strategies, operational excellence, acceleration of new product development, financial or operating performance, litigation outcomes, capital allocation and growth strategy plans, restructuring efficiencies and projected warranty charges. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including the future impact of the COVID-19 pandemic on the Company’s operations and results, such as effects on the financial health of customers (including collections); logistical challenges and supply chain disruptions, geopolitical conditions, or other events; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments in Chattanooga and Kimball, Tennessee, and Decatur, Illinois, plant closures, and our reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, construction, and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; the impact of warranty claims; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; changing regulatory, trade and tariff conditions; the failure to integrate and/or realize any of the anticipated benefits of recent acquisitions or divestitures; an inability to achieve some or all of our Environmental, Social, and Governance goals; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the U.S. Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, SentryxTM, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Robin Keegan
404-206-4152
rkeegan@muellerwp.com

###

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2022	2021
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$154.9	$227.5
Receivables, net of allowance for credit losses of $4.8 million and $3.5 million	221.9	212.2
Inventories, net	250.9	184.7
Other current assets	31.4	29.3
Total current assets	659.1	653.7
Property, plant and equipment, net	293.0	283.4
Intangible assets, net	369.4	392.5
Goodwill	108.6	115.1
Other noncurrent assets	79.5	73.3
Total assets	$1,509.6	$1,518.0

Liabilities and stockholders’ equity:
Current portion of long-term debt	$0.9	$1.0
Accounts payable	97.9	92.0
Other current liabilities	103.5	127.1
Total current liabilities	202.3	220.1
Long-term debt	446.1	445.9
Deferred income taxes	96.8	95.1
Other noncurrent liabilities	60.6	62.0
Total liabilities	805.8	823.1

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 156,612,167 and 157,955,433 shares outstanding at June 30, 2022, and September 30, 2021, respectively	1.6	1.6
Additional paid-in capital	1,296.1	1,342.2
Accumulated deficit	(574.4)	(643.9)
Accumulated other comprehensive loss	(19.5)	(5.0)
Total stockholders’ equity	703.8	694.9
Total liabilities and stockholders’ equity	$1,509.6	$1,518.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Nine months ended
	June 30,		June 30,
	2022	2021	2022	2021
	(in millions, except per share amounts)
Net sales (1)	$333.2	$310.5	$916.0	$815.4
Cost of sales (2)	234.9	205.1	637.3	543.2
Gross profit	98.3	105.4	278.7	272.2
Operating expenses:
Selling, general and administrative	60.8	58.8	175.1	162.2
Strategic reorganization and other charges (2)	0.6	3.9	3.6	6.1
Total operating expenses	61.4	62.7	178.7	168.3
Operating income (1)	36.9	42.7	100.0	103.9
Pension benefit other than service	(0.9)	(0.8)	(2.9)	(2.4)
Interest expense, net	4.2	6.8	13.0	19.0
Loss on early extinguishment of debt (3)	—	16.7	—	16.7
Income before income taxes	33.6	20.0	89.9	70.6
Income tax expense	7.1	5.6	20.4	18.6
Net income	$26.5	$14.4	$69.5	$52.0

Net income per basic share	$0.17	$0.09	$0.44	$0.33

Net income per diluted share	$0.17	$0.09	$0.44	$0.33

Weighted average shares outstanding:
Basic	157.0	158.5	157.6	158.4
Diluted	157.6	159.3	158.3	159.0

Dividends declared per share	$0.058	$0.055	$0.174	$0.165

(1) Since its acquisition in December 2018, the financial statements of Krausz Development Industries Ltd. (“Krausz Industries”) had been included in the Company's consolidated financial statements on a "one-month lag" basis. The one-month reporting lag was eliminated in the year ended September 30, 2021. As a result, the consolidated statements of operations for the nine-month period ended June 30, 2021 include an additional $6.0 million of Net sales and an additional $1.4 million of Operating income.

(2) For the three month period ended June 30, 2022, the Company recorded a charge of $4.5 million in connection with its warranty obligations. For the nine-month period ended June 30, 2021, Cost of sales includes $2.4 million in Inventory write-downs and Strategic reorganization and other charges including $1.8 million in termination benefits, both associated with the closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.

(3) During the three month period ended June 30, 2021, the Company called its 5.5% Senior Notes due in 2026 and, in May 2021, privately issued $450.0 million of 4.0% Senior Notes due in 2029. As a result, the Company incurred a $16.7 million loss on extinguishment of debt comprised of a $12.4 million call premium and a $4.3 million write-off in deferred financing costs.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended
	June 30,
	2022	2021
	(in millions)
Operating activities:
Net income	$69.5	$52.0
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition:
Depreciation	23.8	23.4
Amortization	21.1	21.2
Loss on extinguishment of debt	—	16.7
Stock-based compensation	6.6	6.3
Pension benefit	(1.9)	(1.4)
Deferred income taxes	1.8	0.9
Inventory reserves provision	3.9	6.8
Other, net	0.7	1.2
Changes in assets and liabilities, net of acquisition:
Receivables, net	(10.6)	(18.1)
Inventories	(71.3)	(19.1)
Other assets	(5.5)	0.3
Accounts payable	6.7	18.1
Other current liabilities	(23.1)	11.3
Other noncurrent liabilities	(1.2)	3.7
Net cash provided by operating activities	20.5	123.3
Investing activities:
Capital expenditures	(36.7)	(46.1)
Acquisition purchase price adjustment	0.2	(19.7)
Proceeds from sales of assets	—	0.4
Net cash used in investing activities	(36.5)	(65.4)
Financing activities:
Issuance of debt	—	450.0
Repayment of debt	—	(462.4)
Dividends paid	(27.4)	(26.1)
Common stock repurchased under buyback program	(25.0)	—
Employee taxes related to stock-based compensation	(1.9)	(1.0)
Common stock issued	1.6	1.5
Deferred financing costs paid	—	(6.0)
Proceeds from financing transaction	—	3.9
Financing leases	(0.4)	(0.5)
Net cash used in financing activities	(53.1)	(40.6)
Effect of currency exchange rate changes on cash	(3.5)	2.4
Net change in cash and cash equivalents	(72.6)	19.7
Cash and cash equivalents at beginning of period	227.5	208.9
Cash and cash equivalents at end of period	$154.9	$228.6

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended June 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$195.9	$137.3	$—	$333.2

Gross profit	$60.8	$37.5	$—	$98.3
Selling, general and administrative expenses	22.7	25.5	12.6	60.8
Strategic reorganization and other charges	—	—	0.6	0.6
Operating income (loss)	$38.1	$12.0	$(13.2)	$36.9

Operating margin	19.4%	8.7%		11.1%

Capital expenditures	$8.1	$2.6	$—	$10.7

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$26.5
Warranty charge (1)				4.5
Strategic reorganization and other charges				0.6
Income tax benefit of adjusting items				(1.1)
Adjusted net income				$30.5

Weighted average diluted shares outstanding				157.6

Adjusted net income per diluted share				$0.19

Net income				$26.5
Income tax expense (2)				7.1
Interest expense, net (2)				4.2
Pension benefit other than service (2)				(0.9)
Operating income (loss)	$38.1	$12.0	$(13.2)	36.9
Warranty charge (1)	—	4.5	—	4.5
Strategic reorganization and other charges	—	—	0.6	0.6
Adjusted operating income (loss)	38.1	16.5	(12.6)	42.0
Pension benefit other than service	—	—	0.9	0.9
Depreciation and amortization	7.6	7.2	0.1	14.9
Adjusted EBITDA	$45.7	$23.7	$(11.6)	$57.8

Adjusted operating margin	19.4%	12.0%		12.6%
Adjusted EBITDA margin	23.3%	17.3%		17.3%

Adjusted EBITDA	$45.7	$23.7	$(11.6)	$57.8
Three prior quarters’ adjusted EBITDA	117.2	59.6	(33.1)	143.7
Trailing twelve months’ adjusted EBITDA	$162.9	$83.3	$(44.7)	$201.5

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.9
Long-term debt				446.1
Total debt				447.0
Less cash and cash equivalents				154.9
Net debt				$292.1

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.4x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$19.7
Less capital expenditures				(10.7)
Free cash flow				$9.0

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

Quarter ended June 30, 2022
Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
(dollars in millions, except per share amounts)

(1) The Company recorded a charge of $4.5 million in connection with its warranty obligations.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Quarter ended June 30, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$177.0	$133.5	$—	$310.5

Gross profit	$61.2	$44.2	$—	$105.4
Selling, general and administrative expenses	21.0	22.9	14.9	58.8
Strategic reorganization and other (credits) charges	—	0.2	3.7	3.9
Operating income (loss)	$40.2	$21.1	$(18.6)	$42.7

Operating margin	22.7%	15.8%		13.8%

Capital expenditures	$11.5	$3.5	$—	$15.0

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$14.4
Strategic reorganization and other charges				3.9
Loss on early extinguishment of debt				16.7
Income tax benefit of adjusting items				(5.8)
Adjusted net income				$29.2

Weighted average diluted shares outstanding				159.3

Adjusted net income per diluted share				$0.18

Net income				$14.4
Loss on early extinguishment of debt				16.7
Income tax expense (1)				5.6
Interest expense, net (1)				6.8
Pension benefit other than service (1)				(0.8)
Operating income (loss)	$40.2	$21.1	$(18.6)	42.7
Strategic reorganization and other (credits) charges	—	0.2	3.7	3.9
Adjusted operating income (loss)	40.2	21.3	(14.9)	46.6
Pension benefit other than service	—	—	0.8	0.8
Depreciation and amortization	7.9	7.2	0.1	15.2
Adjusted EBITDA	$48.1	$28.5	$(14.0)	$62.6

Adjusted operating margin	22.7%	16.0%		15.0%
Adjusted EBITDA margin	27.2%	21.3%		20.2%

Adjusted EBITDA	$48.1	$28.5	$(14.0)	$62.6
Three prior quarters’ adjusted EBITDA	108.9	78.3	(34.2)	153.0
Trailing twelve months’ adjusted EBITDA	$157.0	$106.8	$(48.2)	$215.6

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$1.0
Long-term debt				445.6
Total debt				446.6
Less cash, cash equivalents and restricted cash				228.6
Net debt				$218.0

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.0x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$60.1
Less capital expenditures				(15.0)
Free cash flow				$45.1

(1) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2022
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$534.7	$381.3	$—	$916.0

Gross profit	$169.9	$108.8	$—	$278.7
Selling, general and administrative expenses	65.1	73.5	36.5	175.1
Strategic reorganization and other charges	—	0.2	3.4	3.6
Operating income (loss)	$104.8	$35.1	$(39.9)	$100.0

Operating margin	19.6%	9.2%		10.9%

Capital expenditures	$29.6	$7.1	$—	$36.7

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$69.5
Warranty charge (1)				4.5
Strategic reorganization and other charges				3.6
Income tax benefit of adjusting items				(1.8)
Adjusted net income				$75.8

Weighted average diluted shares outstanding				158.3

Adjusted net income per diluted share				$0.48

Net income				$69.5
Income tax expense (2)				20.4
Interest expense, net (2)				13.0
Pension benefit other than service (2)				(2.9)
Operating income (loss)	$104.8	$35.1	$(39.9)	100.0
Warranty charge (1)	—	4.5	—	4.5
Strategic reorganization and other charges	—	0.2	3.4	3.6
Adjusted operating income (loss)	104.8	39.8	(36.5)	108.1
Pension benefit other than service	—	—	2.9	2.9
Depreciation and amortization	22.5	22.2	0.2	44.9
Adjusted EBITDA	$127.3	$62.0	$(33.4)	$155.9

Adjusted operating margin	19.6%	10.4%		11.8%
Adjusted EBITDA margin	23.8%	16.3%		17.0%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$20.5
Less capital expenditures				(36.7)
Free cash flow				$(16.2)

(1) The Company recorded a charge of $4.5 million in connection with its warranty obligations.
(2) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Nine months ended June 30, 2021
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales (1)	$452.9	$362.5	$—	$815.4

Gross profit (2)	$152.4	$119.8	$—	$272.2
Selling, general and administrative expenses	59.3	63.9	39.0	162.2
Strategic reorganization and other charges (credits)	0.1	(0.5)	6.5	6.1
Operating income (loss) (1)	$93.0	$56.4	$(45.5)	$103.9

Operating margin	20.5%	15.6%		12.7%

Capital expenditures	$37.6	$8.4	$0.1	$46.1

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$52.0
Strategic reorganization and other charges				6.1
Loss on early extinguishment of debt				16.7
Inventory restructuring write-down				2.4
Benefit of one-month results related to elimination of reporting lag				(1.4)
Income tax benefit of adjusting items				(6.3)
Adjusted net income				$69.5

Weighted average diluted shares outstanding				159.0

Adjusted net income per diluted share				$0.44

Net income				$52.0
Loss on early extinguishment of debt				16.7
Income tax expense (4)				18.6
Interest expense, net (4)				19.0
Pension benefit other than service (4)				(2.4)
Operating income (loss)	$93.0	$56.4	$(45.5)	103.9
Strategic reorganization and other charges (credits)	0.1	(0.5)	6.5	6.1
Inventory restructuring write-down	2.4	—	—	2.4
Benefit of one-month results related to elimination of reporting lag	—	(1.4)	—	(1.4)
Adjusted operating income (loss)	95.5	54.5	(39.0)	111.0
Pension benefit other than service	—	—	2.4	2.4
Depreciation and amortization	22.8	21.6	0.2	44.6
Adjusted EBITDA	$118.3	$76.1	$(36.4)	$158.0

Adjusted operating margin (3)	21.1%	15.3%		13.7%
Adjusted EBITDA margin (3)	26.1%	21.3%		19.5%

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$123.3
Less capital expenditures				(46.1)
Free cash flow				$77.2

(1) As a result of the elimination of the one-month reporting lag, the nine-month period ended June 30, 2021, includes an additional $6.0 million of Net sales, and an additional $1.4 million in Operating income in Water Management Solutions and Consolidated.

(2) Cost of sales includes $2.4 million in Inventory write-downs and Strategic reorganization and other charges includes $1.8 million in termination benefits both associated with the closures of our facilities in Aurora, Illinois, and Surrey, British Columbia, Canada.

(3) The denominator in the adjusted margin calculations for Water Management Solutions and Consolidated excludes Net sales of $6.0 million associated with the elimination of the one-month reporting lag.

(4) We do not allocate interest, income taxes or pension benefit (expense) other than service to our segments.